   [Registrant has removed proprietary and confidential information, indicated by an asterisk "*", pursuant to a request for confidential treatment. Registrant has filed the confidential portion separately with the SEC.]


                                                                  July 19, 1999
                          Memorandum of Understanding
                          ---------------------------

Both Parties Agree that:

1. TEK and ePhone become "Strategic Partners" and work together on a continuing basis to the benefit of both companies.

2. As part of the partnership TEK commits to support the development and delivery of TEKI agates as a first priority. The TEKI iGate will enable ePhone to offer an IP telephony based fax and voice service. The specific product specifications are to be mutually agreed defined between ePhone and TEK. TEK agrees that the iGates to be delivered to ePhone will be branded as ePhone iGates.

3. In addition to product specifications, TEK agrees to support ePhone with specific commitments of technical support and assignment of personnel. These commitments will be agreed between TEK and ePhone by July 16 and incorporated into an implementation plan which will form an addendum to this agreement (Addendum A). Addendum A will cover:

     --   product development and delivery milestones

     -- actions and deliverables by specified personnel within TEK specific commitments in terms of time by specified individuals within TEK to ePhone's program

     --   technical support for ePhone in the field

     --   specific schedule of TEK iGate deliveries to ePhone

4. ePhone has the right to name a replacement director for Robert Clarke if he resigns from the board of TEK. It is Clarke's intention to resign from the board in the near future.

5. ePhone will be granted the same provisions for escrow and access to the source code as Franklin Telecom and will also have the right to manufacture the TEK iGate in case TEK is unable to manufacture the product for ePhone.

6. Joint Press Releases will de disseminated as agreed between the two companies.

7. ePhone will continue to assist TEK in its efforts to raise additional capital.

8. TEK agrees that it will make ePhone its first priority in terms of product development and customer support.

TEK Undertakings

1. TEK will provide the TEK iGate product, as well as necessary technical support, to ePhone as a hardware vendor. The existing two port V-Server will be productized to facilitate the launch of the ePhone service by August 2, 1999.

2. The initial launch of the service will be based on the existing 2 port unit with minor modifications (modifications to be specified and agreed). This will also form the basis of a mutually agreed upon acceptance plan (Gateway with Billing Capability).

3. TEK agrees to ensure that the product passes CE for LAN (ie. non-ISDN & Class A) by July 30, 1999. ePhone acknowledges that in order to obtain CE Class A certification for ISDN by September 15, 1999 additional equipment, estimated to cost $50,000 (specifications and details to be supplied by TEK), will be required. ePhone further acknowledges that this additional equipment must be ordered by August 1, 1999 by TEK in order to meet the September 15, 1999 date. There will be penalty to TEK if it does not meet the CE certification for ISDN by September 15, 1999. This penalty will be calculated on the basis of the costs incurred by ePhone due to the missing of the September 15th deadline, plus _*_%.

4. For all units additional to the initial order of 500 units, TEK agrees to provide ePhone with all new units at a maximum price of cost plus a maximum markup of _*_% for 3 years. Cost is defined to include all licensing, royalties, manufacturing, and 3rd party warranty support costs. ePhone will have the right to audit these costs. The first 500 units are priced at $700, as previously agreed, but additional units will be priced in accordance with a volume discount schedule supplied by TEK (Addendum B to this agreement). For the same volume of iGates TEK will offer ePhone a preferred volume discount schedule as compared to other purchasers of iGates.

5. TEK agrees that the optional features of the TEK iGate product line will be compatible with ePhone's service and will provide preferential access to ePhone and further that TEK will provide access server directory records including billing capability (tested and approved by ePhone) so that ePhone can maintain a WEB based directory. This optional feature will be based on cost-plus program for TEK to design and implement per ePhone's requirement.

6. TEK will guarantee the best markup rate within same category to ePhone comparing to all distributors & OEM accounts. The same products cannot be sold by TEK to undercut pricing offered to ePhone and TEK cannot deal with or sell to ePhone's distributors. TEK will bundle ePhone services to all customers who need services and will not act as a carrier itself.

7. TEK agrees that Gateway solutions & Network Design developed and brought in by ePhone shall be treated as confidential and proprietary information and shall not be provided or disclosed to any other parties without prior approval of ePhone. The same solution cannot be sold without going through ePhone's worldwide channels.

8. TEK agrees to assist ePhone in developing exclusive territorial sales territories in China, Vietnam and Taiwan, and other countries as may be mutually agreed. In cases where TEK has authorized other sellers of TEK iGates TEK will facilitate introductions of ePhone to those sellers, so that ePhone will be able to coordinate sales efforts. The negotiations with these other sellers and the development of those sales territories will be ePhone's responsibilities.

ePhone Undertakings

1. As noted above, ePhone agrees to order and pre-pay for 500 units in advance of delivery at a price $700 per unit. The first 20 units will be delivered July 15, 1999, with additional units delivered as follows: 40 units by July 30, 1999 and 440 units commencing on August 3, 1999 and covering the 4 following weeks. Projected delivery requirements and conditions are appended to this agreement as Addendum C.

2. Subject to ePhone's testing and approval of gateway compatibility, ePhone agrees to place a open Purchase Order or Purchase Orders with TEK of up to ___*___ units for the first year and ___*___ units for the second year, once this MOU has been signed. TEK will supply the documentation for these Purchase Orders. These Purchase Orders will provide price protection to ePhone and will allow ePhone to substitute other TEK products instead of iGates in case the demand from ePhone's customers changes. ePhone agrees to work closely with TEK to coordinate the specific requirements for parts and materials and, as well, will assist TEK in obtaining third party financial support, if financing is required to manufacture these products.

3. ePhone agrees to pay for the 500 units already ordered in accordance with the following schedule:

     Installment payments totaling    $250,000 by July 23, 1999
     First delivery payment           $50,000 on delivery of 20 units (July 23)
     Final delivery payment           $50,000 on delivery of final units

     Delivery Schedule:
     7/23/99               20 units
     7/30/99               40 units
     lst week of Aug       110 units
     2nd week of Aug       110 units
     3rd week of Aug       110 units
     4th week of Aug       110 units

4. At ePhone's option the payment can be made by e Phone directly or by arrangement with a third party.

5. ePhone's remedies in case of non- performance by TEK or the production of an unacceptable product will be specified in the implementation plan to be agreed with TEK and will be specifically identified as TEK deliverables in that plan (Addendum A). TEK is to supply ePhone with a list of features of the TEK iGate by July 19, 1999.

6. ePhone agrees, on a best efforts basis only, to make available or arrange through third parties financing of up to $___*____ to TEK at a price of $__*__ per share, subject to terms to be mutually agreed within 14 days of the date of this agreement. ePhone understands that TEK will make available free trading shares for this placement, to the extend that TEK is able to obtain possession of free trading shares.

7. ePhone agrees to place a Purchase Order for ___*___ units of the TEK iGate, once this MOU been signed. TEK agrees that this initial Purchase Order can be changed with 60 days of written notification to TEK based on the market requirement of ePhone. ePhone will evaluate the demand from its customers once it has had feed back from users of the first 500 units.

8. ePhone agrees to assist TEK to finance the Bill of Material (BOM) order for the manufacture of ePhone's units through the use of ePhone's invoices with a financial institution. If ePhone is unable to assist TEK in this matter or if ePhone's credit is not acceptable for these transactions, ePhone agrees prepay TEK's invoices 60 days in advance.

Documentation to be drafted by legal counsel chosen by ePhone. (subject to review by TEK legal counsel). This memorandum may be signed in counterpart.

TEK Digitel Corporation_______________       ePhone Telecom, Inc._______________


/s/ Thomas Yang     7/19/99                  /s/ Robert Clarke
------------------                           ------------------------
TEK, Thomas Yang                             ePhone, Robert Clarke

                                   Addendum A
                                   ----------

                              Implementation Plan
                              -------------------

Implementation Plan to include (but not be limited to):

1.   product development/network operation delivery milestones:

     a. TEK will provide engineering resource to ensure that TEK's products are compatible to ePhone's Gateway/Gatekeeper.

     b.   The compatibility test will be completed prior to or by July 31, 1999.

     c. ePhone will not be responsible for re-stocking or other costs if the compatibility test fails. ePhone agrees that the compatibility test will be based on H.323.

2.   actions and deliverables by specified personnel within TEK

     Thomas Yang  Program Manager
     Rocco DiCarlo and James Sturgess / Marketing and Sales Support K.O. Chao Software design and product interface Support
     O. Wuyun   Engineer Support

3.   specific commitments in terms of time by specified individuals within

     Rocco DiCarlo and James Sturgess will have maximum of 50% of their time and resource to work on ePhone marketing and sales support. The costs to be incurred by ePhone for these resources will be determined on the basis of TEK's full, actual costs for these individuals, with no mark-up.

4.   technical support for ePhone in the field

     TEK will provide two days training class in Germantown to train ePhone's engineers.

5.   specific schedule of TEK iGate deliveries to ePhone - to be agreed.

                                   Addendum B
                                   ----------

                            Volume Discount Schedule
                            ------------------------

  [*Volume Discount Schedule has been omitted pursuant to Registrant's request for confidential treatment and has been filed separately with the SEC.]

                                   Addendum C
                                   ----------

                        Projected Delivery of TEK agates
                        --------------------------------

ePhone is currently projecting the following shipments of the ePhone iGate 2 channel gateways.

        [*Projections have been omitted pursuant to Registrant's request for confidential treatment and have been filed separately with the SEC.]


1. It is expected that ePhone will switch to the new platform beginning in __*__. ePhone forecasts requirements of ___*___ units in the year __*__.

2. ePhone understands that TEK must commit to component deliveries in order to meet the above dates and volumes. ePhone agrees to pay all cancellation and re-stocking charges for any long lead time components that are incurred by TEK to meet the above forecasts.

3. TEK accepts that it has to provide an acceptable product for ePhone which will be satisfactory for ePhone to carry out its business plan. If this is not so done by TEK then TEK will be liable to ePhone for ePhone's costs and damages.

4. The volumes from August onwards can only be met with the ePhone private label product. This includes: Front label, Sleeve, and documentation. ePhone will provide TEK with the artwork by July 30. ePhone will provide TEK with the appropriate number of sleeves.

   [Registrant has removed proprietary and confidential information, indicated
      by an asterisk "*", pursuant to a request for confidential treatment. Registrant has filed the confidential portion separately with the SEC.]


                                                        Date: September 11, 1999


          Amendment to Memorandum of Understanding dated July 19. 1999


Both Parties Acknowledge that:

The following is the amendment to the MOU which as been signed between both TEK and ePHONE on July 19, 1999. Both parties agree to collaborate further by abiding by the following undertakings by both parties.

A.       TEK's Undertakings:

         1. ePHONE has exclusive worldwide distribution rights to the "ePHONE Solution" which is referred to in the MOU of July 19, 1999 and defined in the "Request for Proposal" (the combination/integration/development between TEK's vSERVER/iGATE and Array Telecom's Gateway/Gatekeeper). ePHONE will also have the first right of refusal to incorporate new products developed by TEK into the "ePHONE Solution", subject to mutually agreed terms.

         2. TEK agrees to provide ePHONE with the exclusive ITSP (Internet Telephony Service Provider) rights in the following regions:
                  Europe, Mid-East and Africa, subject to the undertakings agreed to by ePHONE as described in Section B. These rights are to be non-cancelable by TEK for two years (provided ePHONE fulfills its obligations under this agreement) and subject to annual renewal under mutually agreed terms thereafter.

         3. The "Exclusive ITSP Rights" are defined as: TEK will not sell any products (with TEK's brand name and/or through any other OEM brand names) to any "Telephony- Related Businesses" which might be in direct/indirect competition with ePHONE's and/or its partners' ITSP businesses in those regions defined in item
                  A.2 of TEK's Undertakings. In cases where TEK identifies new business opportunities in the exclusive regions TEK will have the right to bring these to ePHONE for mutual negotiation.

         4. As agreed in the July 19th MOU TEK agrees to provide ePHONE Telecom with he most favorite OEM pricing and/or licensing fees. TEK agrees to offer ePHONE price protection in all categories (including OEM) of customers that TEK shall not offer lower selling pricing to its customers to compete with ePHONE's customers. TEK agrees to ePHONE that a quarterly audit can be performed anytime to verify the effects of price protection.

Page 1 of 4                                                       Date: 08/30/99

         5. TEK agrees to respond ePHONE's engineering requests, "Bug-List Fixes" and/or modifications with first priority to avoid any delays in operations, productions and/or worldwide deployment.

         6. From time to time, ePHONE will contract TEK to engineer/develop "unique software and/or hardware" for the purpose of enhancing the "ePHONE Solution" and/or Worldwide ITSP businesses. TEK agrees that ePHONE will maintain its exclusive usage rights to this "unique software and/or hardware".

         7. In order to achieve prompt deployment in the exclusive ITSP territories described in A.2, TEK grants to ePHONE the option to manufacture vSERVER/iGATE itself or assign the manufacturing rights to a manufacturer of its choosing. These manufacturing rights cover the products listed in B.1 and are subject to the conditions described in B.3 and B.4.

         8. In the case of ePHONE exercising its option as described in A.7, TEK agrees to promptly provide B.O.M. and/or any other related material with ePHONE to ensure smooth operations, production and/or deployment.

         9. In recognition of ePHONE's market development work in Vietnam, TEK grants to ePHONE exclusive ITSP (Internet Telephony Service Provider) rights for this country. Specific sales volumes of vSERVER/iGATE are to be agreed within 6 months of the date of this agreement.

         10. TEK agrees to negotiate with ePHONE exclusive agreements for other Asian countries as may be identified by ePHONE. These agreements are to be subject to mutually agreeable terms.

         11. During the course of business development, TEK might become known through ePHONE's introduction and/or ePHONE's sales/marking efforts. TEK agrees not to circumvent or approach ePHONE's prospects, contacts, financial resources and/or customers including but not limited to: all the end users/resellers/distribution channels, OEM/ODM and/or potential investors. ePHONE agrees to give TEK the same mutual protection.

         12. In cases where ePHONE successfully develops OEM/ODM customers for ePHONE/TEK, TEK agrees to share its licensing fee with ePHONE on a case by case basis.

Page 2 of 4                                                       Date: 08/30/99

B.       ePHONE's Undertakings:

         1. For the exclusive ITSP territories and rights as defined in items A.2 and A.3 ePHONE commits to minimum sales of vSERVER/iGATE as follows:

                           Year 1:  ___*___ units
                           Year 2:  ___*___ units

                  These units can be a combination of the following:
                           a.    The current model,
                           b. The end-user model with built-in, automatic dial-up and wake-up modem.
                           c. Any special engineering designs, which is requested by ePHONE and/or its customers and/or to stay competitive in the ITSP markets.

                  ePHONE agrees that it must place and pay for a minimum volume of ___*___ units within 6 months of the date of this agreement or the agreement is cancelable by TEK. This payment will be non-refundable.

         2. If these units are supplied by TEK (either directly or by sub-contractor) ePHONE agrees to provide TEK with a P.O. with a 10% non-refundable deposit. Pricing is to be as per the MOU or on more favorable terms in case of higher volumes that ___*___ units.

         3. If ePHONE manufactures the products described in B.1 or assigns these manufacturing rights then ePHONE agrees to pay a one time "manufacturing rights fee" and per unit "product royalties" to TEK. These are described in B.4 and B.5 respectively. TEK will supply manufacturing support to ePHONE's designated manufacturer in return for "booking" the transaction at no extra cost to ePHONE or the manufacturer, subject to agreement by all parties.

         4.       The "manufacturing rights fee" will be a total of
                  $     *        payable as follows:

                           $       *        payable within 45 days of signing
                           this agreement or the date of ePHONE's signing of an agreement with a third party for these rights, whichever comes first - subject to completion and verification of the "ePHONE Solution" as per the Request for Proposal.

                           $       *        payable within 45 days of the first
                           payment

                           $       *        payable every 30 days, commencing
                           30 days after the date of the second payment, until a
                           total of $      *       has been paid

         5.       The "product royalties" will be a payment of $   *   per unit,
                  payable when the unit is shipped from the manufacturer. This royalty will include all other royalties payable by TEK to third parties. This royalty will be in accordance with item
                  A.4 and will be adjusted if ePHONE does not have the most favorite OEM pricing and/or licensing fees.


Page 3 of 4                                                       Date: 08/30/99

         6. ePHONE agrees that failure to meet any one of the undertakings agreed to in items B.1 and/or B.4 will make this agreement cancelable by TEK.



TEK DigiTel Corporation                               ePHONE Telecom. Inc.
-----------------------                               -------------------



/s/ Thomas Yang                                       /s/ Robert Clarke
--------------------------                            -------------------------
TEK, Thomas Yang                                      ePHONE, Robert Clarke







Page 4 of 4                                                       Date: 08/30/99